Exhibit 107

The prospectus for the Class A Series 2024-A Asset Backed Notes of World Financial Network Credit Card Master Note Trust to which this Exhibit 107 relates is a final prospectus for the related offering. The maximum aggregate amount for such offering is $500,000,000.